Exhibit 10.36
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
_____YEAR-END OPTION AWARD
          This Award Agreement sets forth the terms and conditions of the ___Year-End award (this “Award”) of Nonqualified Stock Options (“Year-End Options”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).
          1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.
          2. Award. The Award Statement delivered to you sets forth (i) the Date of Grant of the Year-End Options, (ii) the number of Year-End Options, (iii) the Exercise Price of each Year-End Option, (iv) the Vesting Dates for the Year-End Options, (v) the Initial Exercisability Dates for the Year-End Options and (vi) the Transferability Date (as defined below) for the shares underlying your Year-End Options. Until shares of Common Stock (“Shares”) are delivered to you pursuant to Paragraph 7 after you exercise your Year-End Options, you have no rights as a shareholder of GS Inc. In addition, as set forth in your Award Statement, Shares delivered pursuant to the exercise of your Year-End Options may be subject to transfer restrictions as described in Paragraph 6(e) below. This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 13. By executing the related signature card (which, among other things, opens the custody account referred to in paragraph 7 if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
          3. Expiration Date. The Expiration Date for your Year-End Options is ___ (in New York). Notwithstanding anything to the contrary in this Award Agreement, but subject to earlier termination as provided in this Award Agreement or otherwise in accordance with the Plan, on the Expiration Date all of your then Outstanding Year-End Options shall terminate.
          4. Vesting.
               (a) In General. Except as provided below in Paragraphs 4(b), 4(c), 4(d), 5(a), 5(b), 10(g), 10(i) and 11, on each Vesting Date you shall become Vested in the number or percentage of your Year-End Options specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order for your Outstanding Vested Year-End Options to become exercisable, all other terms and conditions of this Award Agreement shall continue to apply to such Vested Year-End Options, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which no Shares subject to any such Vested Year-End Options would be delivered).
               (b) Death. Notwithstanding any other provision of this Award Agreement (except Paragraph 10(i)), if you die prior to an applicable Vesting Date, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee, any such Year-End Options that were Outstanding but that had not yet become Vested immediately prior to your death shall become Vested, but all other conditions of this Award Agreement shall continue to apply.

               (c) Extended Absence, Retirement and Downsizing.
                    (i) Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 5(c), in the event of the termination of your Employment (determined as described in Section 1.2.19 of the Plan) by reason of Extended Absence or Retirement (as defined below), the condition set forth in Paragraph 5(a) shall be waived with respect to any Year-End Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End Options shall become Vested), but all other conditions of this Award Agreement shall continue to apply. Notwithstanding anything to the contrary in the Plan or otherwise, “Retirement” means termination of your Employment (other than for Cause) on or after the Date of Grant at a time when (A) the sum of your age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or exceeds 60, (B) you have completed at least ten (10) years of service with the Firm (as determined by the Committee in its sole discretion), and (C) you have completed one year of service with the Firm following the Date of Grant (as determined by the Committee in its sole discretion).
                    (ii) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 5(a) shall be waived with respect to your Year-End Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End Options shall become Vested), but all other conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”
               (d) Change in Control. Notwithstanding any other provision of this Award Agreement (except Paragraph 10(i)), if there is a Change in Control and your Employment terminates as described in Paragraph 6(d), the condition set forth in Paragraph 5(a) shall be waived with respect to any Year-End Options that were Outstanding but that had not yet become Vested immediately prior to such termination of Employment (as a result of which such Year-End Options shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply.
          5. Termination of Year-End Options Upon Certain Events.
               (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 4(b), 4(c), 4(d) and 10(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your Year-End Options that were Outstanding but had not yet become Vested immediately prior to your termination of Employment immediately shall terminate.
               (b) Unless the Committee determines otherwise, your rights in respect of all of your Outstanding Year-End Options (whether or not Vested) shall immediately terminate, such Year-End Options shall cease to be Outstanding, and no Shares shall be delivered in respect thereof, if at any time prior to the date you exercise such Year-End Options:
                    (i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 13 or Section 3.17 of the Plan;
                    (ii) any event that constitutes Cause has occurred;

                    (iii) (A) you in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring, of any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
                    (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. By exercising any Year-End Option under this Award Agreement, or by accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan and this Award Agreement;
                    (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
                    (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for exercise of your Year-End Options or delivery of Shares in respect thereto are invalid; or
                    (vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace or substitute for, or otherwise in respect of, any Outstanding Year-End Options.
For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm.
For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 5(b)(v), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 5(b)(ii)).
               (c) Without limiting the application of Paragraph 5(b), your Outstanding Year-End Options that become Vested in accordance with Paragraph 4(c)(i) immediately shall terminate, and such Outstanding Year-End Options shall cease to be Outstanding if, prior to the original Vesting Date with respect to such Year-End Options, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this

Paragraph 5(c) will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”
          6. Exercisability of Year-End Options.
               (a) In General. Only Year-End Options that are Outstanding and Vested can be exercised. Outstanding Vested Year-End Options must be exercised subject to Paragraph 6(e) and in accordance with procedures established by the Committee from time to time but, subject to Paragraphs 6(b), 6(d) and 10(g), not earlier than the applicable Initial Exercise Date. Except as otherwise provided in this Award Agreement, reasonably promptly (but in no case more than thirty (30) Business Days) after each date specified as the Initial Exercise Date on your Award Statement, the number or percentage of your Year-End Options specified next to such Initial Exercise Date on the Award Statement that are Outstanding and Vested will become exercisable. If the applicable Initial Exercise Date is not during a Window Period, such Year-End Options will become exercisable on a date specified by the Committee that is not more than 30 Business Days after the first Trading Day of the first Window Period that begins thereafter. For this purpose, a “Trading Day” is a day on which Shares trade regular way on the New York Stock Exchange. The Committee may from time to time prescribe periods during which the Vested Year-End Options shall not be exercisable. In addition, the exercise procedures established by the Committee may require you to take specific steps in order to exercise your Year-End Options within a minimum time prior to the effective date of exercise.
               (b) Death. Notwithstanding any other provision of this Award Agreement (except Paragraph 10(i)), if you die and, at the time of your death, you have any Outstanding Year-End Options or any Restricted Shares (as defined in Paragraph 6(e)):
                    (i) the Transfer Restrictions described in Paragraph 6(e) shall cease to apply to any Restricted Shares (as defined in Paragraph 6(e)) and shall not apply to any Shares acquired in connection with any subsequent exercise of Year-End Options, and
                    (ii) subject to Paragraph 9, such Outstanding Year-End Options (A) shall be exercisable by the representative of your estate or, to the extent you specifically bequeath any of your Outstanding Year-End Options under your will in accordance with such procedures, if any, as may be adopted by the Committee to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee) (a “Charitable Beneficiary”), by the Charitable Beneficiary, in either case in accordance with Paragraph 6(a) beginning on the date that is as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee and (B) unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.
               (c) Other Terminations of Employment. Subject to Paragraphs 5(b), 5(c) and 10(i), upon the termination of your Employment for any reason (other than death or Cause), but subject to Paragraphs 6(d) and 10(g), your then Outstanding Vested Year-End Options shall be exercisable in accordance with Paragraph 6(a) beginning on the applicable Initial Exercise Date and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date.
               (d) Change in Control. Notwithstanding anything to the contrary in this Award Agreement (except Paragraph 10(i)), if a Change in Control shall occur, and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, as provided in Paragraph 4(d), (i) all of your Year-End Options that were Outstanding but that had not yet become Vested immediately prior to your termination of Employment, shall become Vested, (ii) all of your Outstanding Vested Year-End Options shall become exercisable and, unless earlier terminated in accordance with the terms of this Award Agreement, shall remain exercisable until the Expiration Date, and (iii) the Transfer Restrictions described in Paragraph 6(e) will cease to apply.
               (e) Transfer Restrictions on Shares after Exercise. Subject to Paragraphs 6(b), 6(d) and 10(g), notwithstanding any other provision of this Award Agreement, (i) (A) no sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition of (including through the use of any cash-settled instrument) any Shares acquired in connection with the exercise of your Year-End Options, whether voluntarily or involuntarily by you; and (B) no exercise of any Year-End Options involving the sale of Shares acquired in respect of such exercise (the restrictions in clauses (i)(A) and (i)(B) of this Paragraph 6(e) being referred to collectively as the “Transfer Restrictions”) may be effected before the transferability date specified on your Award Statement (the “Transferability Date”), and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge, other disposition or exercise in violation of the Transfer Restrictions shall be void; and (ii) if and to the extent Shares subject to your Year-End Options are certificated, the certificates representing such Shares, shall bear a legend specifying that such Shares are subject to the restrictions described in this Paragraph 6(e) and GS Inc. shall advise its transfer agent to place a stop order against the transfer of such Shares in violation of such Transfer Restrictions. Any Shares acquired in connection with any exercise of your Year-End Options prior to the Transferability Date (such Shares, “Restricted Shares”) shall be held in the Custody Account or other account designated by the Firm. Within 30 Business Days after the Transferability Date (or any other date for which removal of the Transfer Restrictions is called for), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.
               (f) Forfeiture of Restricted Shares. Unless the Committee determines otherwise, and except as provided in Paragraph 6(b), 6(d) and
10(g), your rights in respect of any Restricted Shares immediately shall terminate and such Restricted Shares shall be cancelled if:
                    (i) any event constituting Cause has occurred;
                    (ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party; or
                    (iii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace, substitute for or otherwise in respect of any Restricted Shares.
For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm, shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraph 6(f)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraph 6(f)(i).
          7. Delivery.
               (a) Subject to Section 6(e), unless otherwise determined by the Committee, or as otherwise provided in this Award Agreement, including, without limitation, Paragraphs 10 and 11, after receipt of payment of the Exercise Price in respect of a Year-End Option, a Share shall be delivered by book-entry credit to your Custody Account or to a brokerage account, as approved or required by the Firm, and until the

Transferability Date, shall be subject to the Transfer Restrictions. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to the provisions of Section 3.21.1 of the Plan, as a result of which delivery of your Shares may be delayed. In accordance with Section 1.3.2(h) of the Plan, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable upon the exercise of all or any portion of your Year-End Options, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.
               (b) In the discretion of the Committee, delivery of Shares (including Restricted Shares) may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your Year-End Options, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your executing any documents related to, and your paying for any costs associated with, such escrow account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its discretion.
          8. Repayment. The provisions of Section 2.3.5 of the Plan (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such exercise were not satisfied) shall apply to this Award.
          9. Non-transferability. Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, and without limiting any permitted transfer in accordance with Paragraph 10(g), the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 9 or Section 3.5 of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of Year-End Options may transfer some or all of their Year-End Options through a gift for no consideration to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the recipient’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, and any other entity in which these persons (or the recipient) own more than 50% of the voting interests.
          10. Certain Additional Terms, Conditions and Agreements.
               (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time during and/or after the Firm’s ___fiscal year), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.
               (b) If you are or become a Managing Director, your rights in respect of your Year-End Options are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.
               (c) Your rights in respect of your Year-End Options are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.
               (d) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.
               (e) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares, hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your Year-End Options in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your Award, including without limitation, such brokerage costs or other fees or expenses in connection with the exercise of your Year-End Options or the sale of Shares delivered to you hereunder.
               (f) Without limiting the application of Paragraph 6(e), GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement upon exercise of your Year-End Options any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
               (g) Without limiting the application of Paragraphs 5(b) and 6(f), if:
                         (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment your continued holding of your Year-End Options and/or Restricted Shares would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
                         (ii) following your termination of Employment other than described in Paragraph 10(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding Year-End Options and/or Restricted Shares;
then, in the case of Paragraph 10(g)(i) above only, the condition set forth in Paragraph 5(a) shall be waived with respect to any Outstanding Year-End Options you then hold that had not yet become Vested (as a result of which such Year-End Options shall become Vested) and, in the cases of Paragraphs 10(g)(i) and 10(g)(ii) above, any Transfer Restrictions shall cease to apply and, at the sole discretion of the Firm, (a) such Outstanding Year-End Options shall be cancelled and as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment (the “Release Date”) you shall receive a payment equal to the excess (if any) of (x) the Fair Market Value of a Share on the Business Day immediately prior to the Release Date multiplied by the number of your Year-End Options that were Outstanding immediately prior to such cancellation over (y) the Exercise Price multiplied by the number of such Outstanding Year-End Options; (b) the Initial Exercise Date shall become the Release Date; or (c) if and to the extent provided in any procedures adopted by the Committee, you may be permitted to transfer your Outstanding Year-End Options for value to a party or parties acceptable to the Firm (which may include the Firm). Notwithstanding anything else herein, the actions described in this Paragraph 10(g) shall be permitted only at such time and if and to the extent as would not result in the imposition of any additional tax to you under Section 409A of the Code (which governs the taxation of certain deferred compensation).
               (h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
               (i) Notwithstanding any other provision of this Award Agreement, the Plan or otherwise, by accepting your Year-End Options, you understand and agree that, if you are or become a “senior executive officer” (as defined in the regulations promulgated under the Emergency Economic Stabilization Act of 2008 (the Act, together with the regulations, the “EESA”)):
                    (i) No term or condition will apply to your Year-End Options or Restricted Shares to the extent that such term or condition would result in a violation of the Firm’s obligations under the U.S. Treasury’s TARP Capital Purchase Program (the “CPP”), as determined by the Firm in its sole discretion;
                    (ii) The Firm reserves the right to add any terms or conditions to your Year-End Options or Restricted Shares as the Firm deems necessary in its sole discretion to satisfy the Firm’s obligations under the CPP;
                    (iii) You will be required to repay any Shares delivered pursuant to any Year-End Options, in accordance with Paragraph 8 and Section 2.6.3 of the Plan, as the Firm deems necessary in its sole discretion to satisfy the Firm’s obligations under the CPP; and
                    (iv) You agree to waive any claim against the United States or the Firm for any amendments to your Year-End Options or Restricted Shares that the Firm deems necessary in its sole discretion to satisfy its obligations under the CPP. This waiver includes all claims you may have under the laws of the United States or any state related to the requirements imposed by the EESA, including without limitation a claim for any compensation or other payments you would otherwise receive, any challenge to the process by which the EESA was adopted and any tort or constitutional claim about the effect of the EESA on your employment relationship.
          11. Right of Offset. Subject to Paragraph 15, the obligation to deliver Shares under this Award Agreement upon exercise of your Year-End Options or to remove the Transfer Restrictions is subject to Section 3.4 of the Plan, which provides for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate pursuant to any tax equalization policy or agreement.
          12. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and

provided further that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. For the avoidance of doubt, your acceptance of Paragraph 10(i) constitutes your consent to any amendments (including amendments which materially adversely affect your rights and obligations) to your Year-End Options or Restricted Shares contemplated under such Paragraph. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.
          13. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.
          14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
          15. Section 409A of the Code. This Award is intended to be exempt from the provisions of Section 409A of the Code (“Section 409A”). Notwithstanding anything else herein (but subject to Paragraph 10(i)) or in the Plan, no action described herein, including without limitation Paragraphs 7, 10(g) and 11, or in the Plan shall be permitted if the Firm determines such action would result in the imposition of additional tax under Section 409A.
          16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.
IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:

Name:
Title: